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                                                                    Exhibit 4.11

                      Effective Date: December 16/th/, 2002



                               LION bioscience AG

                                       and

                            BAYER AKTIENGESELLSCHAFT





                    ----------------------------------------

                                 4/th/ AMENDMENT

                   relating to a development agreement between
                               LION bioscience AG
                                       and
                                    Bayer AG
                           dated 13/th/ October, 2000

                    ----------------------------------------

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                                    CONTENTS

Article                                                                     Page

      Recitals ..............................................................  3
1.    Interpretation ........................................................  4
2.    Continuation of the Development, Acceptance and Termination ...........  5
3.    Project Structure .....................................................  7
4.    Ownership, Rights and Commercialization ...............................  8
5.    Good Faith ............................................................  9
6.    Termination ........................................................... 10
7.    Miscellaneous ......................................................... 10

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THIS AGREEMENT is made as of December 16/th/, 2002

BETWEEN:

LION bioscience AG ("LION"), Waldhofer Str. 98, 69123 Heidelberg, Germany, registered with the commercial register of the local court in Heidelberg under HR B 5706

and

Bayer Aktiengesellschaft ("Bayer"), 51368 Leverkusen, Germany.


WHEREAS:

(A) On 13/th/ October, 2000, LION and Bayer entered into a novel and innovative collaboration (the "Development Agreement") to implement existing IT tools at Bayer but also to develop novel IT tools, such as pharmacophore informatics tools, to significantly enhance lead identification and optimization capabilities for pharmaceutical and agrochemical discovery and development.

(B) LION and Bayer agreed on key modifications to the Development Agreement to be implemented in the first calendar quarter of 2002, which relate in particular to the future milestones and payment schedule, in a 1st Amendment to the Development Agreement dated 1/st/ December, 2001 and signed by LION on 11/th/ December, 2001.

(C) LION and Bayer agreed on modifications of the Development Agreement to be implemented in the second calendar quarter of 2002, which relate in particular to the future milestones and payment schedule, in a 2nd Amendment to the Development Agreement dated March 29/th/, 2002.

(D) On June 14/th/, 2002, the parties agreed that the DELIVERABLES of the new MILESTONE 2 A as defined in Annex B/II of the 2/nd/ Amendment to the Development Agreement did not meet the criteria of the ACCEPTANCE TEST according to Annex E/II of that Amendment.

(E) The parties agreed that the key DELIVERABLES identified by the parties would not meet the criteria of the ACCEPTANCE TEST in accordance with (S) 3 (3) of the 2/nd/ Amendment to the Development Agreement, which would have allowed Bayer to terminate the Agreement pursuant to (S) 15 of the Development Agreement.

However, the parties have agreed in the 3/rd/ Amendment to the Development Agreement dated June 25, 2002 to an procedure trying to meet the criteria of MILESTONE 2 A.

Testing and inspection of the first two corrections releases which were agreed upon in the 3/rd/ Amendment identified issues in the correction process that would allow Bayer to terminate the Agreement pursuant to (S) 2 (1) of the 3/rd/ Amendment.

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 However, the parties agreed on September 4, 2002, to refine the process for
LION to meet the criteria of the ACCEPTANCE TEST for MILESTONE 2A and to restructure the project for all the work being due beyond MILESTONE 2A.

       On October 7, 2002, Bayer received a final correction release of the due DELIVERABLES according to MILESTONE 2A - aiming at fulfilling the criteria according to the modification of Annex B / II of 2nd Amendment which Bayer has been subjected to a formal, determinative ACCEPTANCE TEST (modification of Annex E / II of the 2nd Amendment, i.e., excluding Crop Science databases).

LION and Bayer hereby wish to amend and modify the Development Agreement as follows.


NOW IT IS HEREBY AGREED as follows:


1.       Interpretation

1.1 In this Agreement, including the recitals therein, all terms shall have the same meaning as in the Development Agreement unless otherwise defined in this Agreement or unless the context requires otherwise.

1.2 This Agreement representing the 4/th/ Amendment to the Development Agreement as referred above will supersede the 1/st/ through 3/rd/ Amendment and all provisions given there, except as provided otherwise in this Agreement.

1.3 "MILESTONE" has the meaning given to it in clause 1(8) of the Development Agreement.

1.4 "RELEASE" is a defined term and shall mean a body of executable code that is packaged, tested and documented with release notes and deployed on Bayer servers.

1.5 "KEY RELEASE" is a defined term and shall mean any RELEASE to which the corresponding ACCEPTANCE TEST will be applied. The term KEY RELEASE will substitute the term MILESTONE beyond MILESTONE 2A - namely MILESTONE 2 B, MILESTONE 3, and MILESTONE 4 of the Development Agreement and its Amendments. The content of the KEY RELEASES is defined in ANNEX 1 and 2.

1.6. ACCEPTANCE TEST is a defined term as follows: for MILESTONE 2A, the term has the meaning given in the 2/nd/ Amendment, ANNEX E/II to the Development Agreement which was jointly defined and agreed upon between the parties; for future DELIVERABLES, the term has the meaning according to Art. 2.6 of this Amendment.

2.       Continuation of the Development, Acceptance and Termination

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         A. As to MILESTONE 2A:

         Following the testing and inspection of the key DELIVERABLES of MILESTONE 2A the parties realized the emergence of certain issues which would have made the completion of the ACCEPTANCE TEST according to (S) 3 (3) of the 2/nd/ Amendment to the Development Agreement not possible. Therefore, the parties agree to the following understanding in regard to the MILESTONES 2A:

2.1 Lion shall repair the bugs and errors of the DELIVERABLES of MILESTONE 2 A defined in Annex 1 without negative impact on any of the functionalities of DELIVERABLES classified as "passed" in the MS2a.4 ACCEPTANCE TEST report document PIX0036-5 MS2a.4 ATP results.xls. Bayer will receive a final correction KEY RELEASE (i.e. R 3.1) for the DELIVERABLES according to sentence 1 of this clause including the corresponding documentation and the related source code (subject to the prior written consent to the delivery of such source code of any third party having an ownership interest or rights in such source code; for LION's sub-contractor TRIPOS see ANNEX 4) by the date defined in ANNEX 2 for KEY RELEASE R 3.1.

2.2 In consideration for the DELIVERABLES of MILESTONE 2A, that have passed the ACCEPTANCE TEST, for efforts until the Effective Date of this Amendment beyond MS2a requirements such as provider simplification and performance enhancements, for LION's efforts until the Effective Date of this Amendment in RELEASE 2.5 and KEY RELEASE 3.1 to repair DELIVERABLES and for the use of LION's L-charts and sub-contractors compute engines Bayer will execute the payment of US$ 2,000,000 to Lion without delay after the Effective Date of this Amendment - but not later than December 20/th/ 2002 - thereby accepting LION's obligations with respect to MILESTONE 2A as of the Effective Date (i.e. without any right to repayment of this amount). This amount corresponds to sub-payment 4 of the Development Agreement. For the avoidance of doubt the parties confirm that sub-payment 4 (excluding management fee 4) as defined in Annex D of the Development Agreement has been reduced to US$ 2,000,000. Future maintenance and warranty of the Tripos' compute engines is specified in a separate agreement between Bayer Crop Science and Tripos.

B.       As to the continuation of the Project beyond MILESTONE 2A:

2.3 The parties agree that the overall scope of the Project is defined in the Cornerstone proposal attached hereto as as ANNEX 2 and further detailed in the DELIVERABLES list attached hereto as ANNEX 5. The parties agree to jointly define a project plan including the DELIVERABLES for each KEY RELEASE on the basis of the Cornerstone Proposal attached hereto as ANNEX 2 and to specify details of certain DELIVERABLES of the WORK PACKAGES and the KEY RELEASES three month prior to the delivery date according to ANNEX 2 of the respective KEY RELEASE considering the provisions of Section 3 and 5 below. For the avoidance of doubt, LION committs the timely achieving and delivering of the DELIVERABLES of each KEY RELEASE according to ANNEX 2.

2.4 Bayer will itself develop and establish the data integration part of the project and terminate those parts directed to Bayer Crop Science. Bayer and Lion will continue the


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         WORK PACKAGES Analysis/Visualization, Pharmacophore Identification and
         Project Tracking according to the modified DELIVERABLES list attached hereto as ANNEX 5. Bayer and Lion will jointly develop an interface between Bayer's warehouse/query engine and the Project Spreadsheet. In this context, LION will license to Bayer the software 'LION Discovery Center' including updates thereof during the course of the Project pursuant to a cost-free, non-exclusive, non-transferable, perpetual worldwide license for internal use by Bayer within the scope of this Project and to be used with the DELIVERABLES of the Project on a perpetual basis for internal purposes only pursuant to license terms and conditions to be agreed upon between the parties.

2.5 In accordance with the time frame according to ANNEX 2 Bayer shall receive the DELIVERABLES of each newly developed KEY RELEASE and all RELEASES developed in realizing the elements of ANNEX 5 fulfilling the there defined criteria including - in case of full acceptance of the respective WORK PACKAGE, respectively KEY RELEASE - the corresponding documentation and the source code (subject to the prior written consent to the delivery of such source code of any third party having an ownership interest or rights in such source code; for LION's sub-contractor TRIPOS see ANNEX 4). For the avoidance of doubt, LION is not obliged to provide the source code of its software LION Discovery Center as this is not to be seen as a KEY RELEASE or RELEASE.

2.6 Bayer will subject the DELIVERABLES of each KEY RELEASE to a corresponding specific ACCEPTANCE TEST that shall be agreed upon jointly, in due time (timeframe has to be mutually defined) but not later than 30 days prior to the ACCEPTANCE TEST. Bayer will inform LION of the outcome of the corresponding ACCEPTANCE TEST and will request the repair of any bugs or errors or will advise LION of its definite acceptance of such KEY RELEASE, respectively. The parties agree that LION will repair the bugs and errors in the KEY RELEASE following the KEY RELEASE in question without additional compensation. The definite acceptance of a KEY RELEASE is on a per WORK PACKAGE basis.

2.7 Bayer will compensate LION for the development and delivery of the DELIVERABLES under the KEY RELEASES - after they have passed the corresponding ACCEPTANCE TEST - by paying the sums corresponding to each completed WORK PACKAGE of each KEY RELEASE as laid down in ANNEX 3.

2.8 For the avoidance of doubt, there will not be any further financial obligations of Bayer under this Amendment and the Development Agreement over and above the provisions of Art. 2.7 in connection with ANNEX 3.

2.9. In addition to the provisions of Art. 15 of the Development Agreement Bayer may terminate the Agreement with immediate effect in the following cases:

         - if LION does not deliver a KEY RELEASE of each WORK PACKAGE at least within 60 days after the due date according to ANNEX 2,

         - if the ACCEPTANCE TEST for any WORK PACKAGE was not passed to a degree giving reasonable confidence that the corresponding DELIVERABLES

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            may not be accepted after LION's repair.

         - if LION does not complete the repair of a KEY RELEASE satisfactorily as requested by Bayer within 90 days after having been informed of the deficit, unless the parties agree to repair the pertinent bugs and errors in the KEY RELEASE following the KEY RELEASE in question.

3.       Project structure (superseding (S) 9 of the Development Agreement)

3.1 The executive steering committee shall, subject to good faith and man-power limitations as stated in Section 5 approve the specified details of the DELIVERABLES of the KEY RELEASES and the respective portions and time periods to complete the WORK PACKAGES, and the respective ACCEPTANCE TESTs and shall approve any changes in the project plans during the period between the KEY RELEASES, provided however that the executive steering committee may not approve any definitions or other details of any DELIVERABLES of the KEY RELEASES, any changes of the KEY RELEASES or any time periods for achieving the defined DELIVERABLES or the project plans that would materially enlarge or broaden the scope of the Project as originally anticipated in the Development Agreement without the consent of LION's representatives in the executive steering committee. This consent may not, subject to the good faith and man-power limitations as stated in Section 5, be unreasonably withheld.

3.2 In the executive steering committee Bayer will be represented by Dr. J.-A. Karlsson, Dr. D. Wollweber, Dr. H. Wild, Prof. Dr. M. Schindler and Dr. J. Mittendorf - as Bayer's responsible project managers while LION will be represented by Dr. F. von Bohlen und Halbach, Dr. R. Schneider and Th. Hein - as LION's responsible project manager. Following December 31/st/, 2002 Dr. D. Wollweber and Prof. Dr. Schindler will leave the executive steering committee.

3.3 Since specific experience in pharmacophore informatics and project management are important requirements for the successful execution of the topics under the Development Agreement, any change of the project manager of LION needs to be approved by Bayer in writing.

3.4 The operational committee as defined in (S) 9 (4) of the Development Agreement shall remain unchanged.

3.5 At all stages of the Project, Bayer has the right to elect a new partner that could take over the responsibility of LION's sub-contractor in case Bayer has confidence that the DELIVERABLES may not be achieved in time or accepted by Bayer. Bayer may especially require LION to terminate the services of LION's current subcontractor, Tripos Ltd., UK and to cooperate with the new partner elected by Bayer to achieve the DELIVERABLES in question.

4.       Ownership, Rights and Commercialization

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4.1      Subject to the terms and provisions set forth in this 4/th/ Amendment and the Development Agreement, LION hereby grants, and Bayer hereby accepts, a non-exclusive, non-transferable, royalty-free worldwide perpetual right and license to use, modify or develop further, for its and its affiliates' and successors' internal research, discovery and development of pharmaceutical and agricultural products, at any of its sites, each KEY RELEASE and RELEASE of a WORK PACKAGE accepted by Bayer, in object and source code form, provided however that:

         - for purposes of this Section 4.1, any KEY RELEASE or RELEASE shall not include any version of the LION DiscoveryCenter software. The license to the use of LION DiscoveryCenter shall be governed by a separate license agreement to be entered into by the parties pursuant to Section 2.4

         - if any KEY RELEASE and/or RELEASE incorporates one or more software program(s) or routine(s) of a third party, including without limitation Tripos, Inc. or Tripos UK Ltd., LION must be authorized to (sub)license or deliver the corresponding source code of such third party software program(s) or routine(s) to Bayer; LION shall use commercially reasonable efforts to obtain such (sub)license or authorization;

         - Bayer will not itself, or allow any parent, subsidiary, affiliate, successor, agent, employee, consultant or other third party to: (a) sell, lease, license, sublicense, copy, reproduce, market or distribute the KEY RELEASES; (b) modify, port, translate, transform, localize, or create derivative works of the KEY RELEASES, or any portion thereof, for resale or external distribution; (c) provide training or consulting to third parties in the use of the KEY RELEASES, or enter into time-sharing arrangements for use of the KEY RELEASES with third parties; (d) knowingly take any action that would cause any KEY RELEASES to be placed in the public domain; (e) remove any product identification, trademark, copyright or other notices contained in or on KEY RELEASES;

         - Bayer's use and disclosure of the KEY RELEASES is restricted solely to its, its affiliates' and successors' employees; Bayer, its affiliates and successors are responsible for the actions of their employees; and

         Bayer will not provide access to any portion of the KEY RELEASE, including in particular in source code form, to any third party other than affiliates and successors, that is not an authorized partner of LION, except that upon termination of the Development Agreement, Bayer shall be entitled to provide such access to a third party contractor or collaborator of Bayer, provided that (A) such third party has agreed to maintain the confidentiality of each such KEY RELEASE or portion thereof consistent with the requirements Bayer ordinarily imposes on third parties that are granted access to Bayer's trade secrets or confidential information, (B) such third party agrees in writing to use such KEY RELEASE, or any portion thereof, only for the benefit of Bayer or the succeeding entity and consistent with the scope of Bayer's license and rights, (C) such third party shall have no use, distribution, commercialization or development rights or license to any derivative works or further developments of any such KEY

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            RELEASE, and (D) Bayer notifies LION of the identity of each such third party.

4.2 LION shall have the unrestricted right to use, develop further, distribute and otherwise commercialize the KEY RELEASES and any other results developed in the course of the Project, including in particular, PROPRIETARY RESULTS AND NEW SOFTWARE, at any time during the term of this Agreement, including the extension period specified in this 4/th/ Amendment and any time after termination of the Development Agreement as amended. For the avoidance of doubt, the provisions under Art. 8.5 of the Development Agreement remain in full force. In case the related Software has been developed solely by Bayer, Bayer may grant a license to LION regarding such Software. The terms and conditions for such use of that Bayer-Software will be negotiated in due time. For the avoidance of doubt, software which has been developed solely by Bayer will remain the property of Bayer according to Art. 13.5 of the Development Agreement.

5.       Good Faith and Man-Power Limitations

         It is understood between LION and Bayer that details of certain DELIVERABLES as set forth in ANNEX 2 and ANNEX 5 have not yet been specified and fully planned out by LION and its subcontractor. LION and Bayer will, in accordance with Section 3 above, jointly specify those details in subsequent steps in good faith, and it is understood that the technical feasibility may limit the execution of certain specifications and the scope of identified DELIVERABLES. The parties agree that the generation of the remaining DELIVERABLES must be achievable by man-power consisting of a total of 25 full time equivalent employees (FTEs) - to be provided by LION and its sub-contractor to complete all of the WORK PACKGES within the agreed upon time periods during the 19 months following the date of execution of this 4/th/ Amendment.

6.       Termination  (Consequences)

         - in context to (S) 15 of the Development Agreement -

         In the case that LION becomes insolvent (Insolvenzverfahren) or winds up its business activities (Liquidation) in accordance with (S) 15 (1) of the Development Agreement, LION shall take beforehand any necessary steps to safeguard Bayer's rights and interest with respect to LION, Tripos Inc. and Tripos UK Ltd. by allowing Bayer to assume LION's rights and obligations under the corresponding Agreements between LION and Tripos Inc. and LION and Tripos UK Ltd.

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7.       Miscellaneous

7.1 The Development Agreement will continue in full force and effect as legal, valid and binding obligations of each of the parties subject to and as provided in this Agreement (4/th/ Amendment) and earlier Amendments as cited in this Agreement - unless amended by this 4/th/ Amendment - or necessitated by the implementation of this Agreement.

7.2 (S) 18 of the Development Agreement shall apply to this Agreement mutatis mutandis.

7.3 The provisions of this Agreement will supersede the corresponding provisions of the Development Agreement.

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Executed by and on behalf of LION bioscience AG

Heidelberg, ___________________


/s/ Friedrich von Bohlen und Halbach        /s/ Reinhard Schneider
------------------------------------        ------------------------------
Dr. Friedrich von Bohlen und Halbach        Dr. Reinhard Schneider
CEO                                         CIO



Executed by and on behalf of Bayer AG

Leverkusen, _________________


/s/ J.A. Karlsson                           /s/ W. van den Kerckhoff
------------------------------------        ------------------------------
Dr. J.-A. Karlsson                          Dr. W. van den Kerckhoff
Head of Pharma Research                     Patents and Licenses